EXHIBIT 5.3

March 1, 2007

Anheuser-Busch Companies, Inc.
One Busch Place
St. Louis, Missouri 63118

Re:	Registration Statement on Form S-8 Relating to 15,000,000 shares of Common Stock, Par Value $1.00 Per Share, To Be Issued Pursuant to Anheuser-Busch Deferred Income Stock Purchase and Savings Plan

Gentlemen:

I am an Associate General Counsel of Anheuser-Busch Companies, Inc. (the "Company") and represent the Company in connection with the Anheuser-Busch Deferred Income Stock Purchase and Savings Plan (the "Plan"). On November 29, 2001, the Internal Revenue Service provided a favorable determination letter as to the Plan. The Plan has since been amended by means of five amendments, dated March 25, 2002, November 11, 2003, February 10, 2005, March 30, 2005 and May 19, 2006. I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion letter, and based thereupon I am of the opinion that the amendments are in compliance with the requirements of ERISA and the Internal Revenue Code.

I hereby consent to the filing of this opinion letter as Exhibit 5.3 to the registration statement on Form S-8 filed by the Company to effect registration of the common stock under the Securities Act of 1933 and to the reference to me under the caption "Interests of Named Experts and Counsel" therein.

Very truly yours,

/s/ MARK S. VOELPEL

Mark S. Voelpel
Associate General Counsel